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Exhibits 5.1

        [KIRKLAND & ELLIS LLP LETTERHEAD]

May 6, 2004

Great Lakes Dredge & Dock Corporation
and each of the Guarantors set forth below
2122 York Road
Oak Brook, Illinois 60523

Re:    Registration Statement on Form S-4, Registration No. 333-114059

Ladies and Gentlemen:

        We are issuing this opinion letter in our capacity as special legal counsel to Great Lakes Dredge & Dock Corporation, a Delaware corporation (the "Issuer"), Great Lakes Caribbean Dredging, Inc., a Delaware corporation ("Caribbean"), Dawson Marine Services Company, a Delaware corporation ("Dawson") and each of the other guarantors listed on Exhibit A attached hereto (such guarantors, together with Caribbean and Dawson, are hereinafter referred to as the "Guarantors" and the Guarantors, together with the Issuer, are hereinafter referred to as the "Registrants"), in connection with the proposed registration by the Issuer of $175,000,000 in aggregate principal amount of the Issuer's 7 3/4% Senior Subordinated Notes due 2013, Series B (the "Exchange Notes"), pursuant to a Registration Statement on Form S-4 (Registration No. 333-114059) filed with the Securities and Exchange Commission (the "Commission") on March 30, 2004, under the Securities Act of 1933, as amended (the "Act") (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement"). The obligations of the Issuer under the Exchange Notes will be guaranteed by the Guarantors (the "Guarantees"). The Exchange Notes and the Guarantees are to be issued pursuant to an indenture (as amended and supplemented from time to time, the "Indenture"), dated as of December 22, 2003, among the Issuer, the Guarantors and BNY Midwest Trust Company, as trustee. The Exchange Notes and the Guarantees are to be issued in exchange for and in replacement of the Issuer's outstanding 7 3/4% Senior Subordinated Notes due 2013 (the "Old Notes"), of which $175,000,000 in aggregate principal amount is outstanding.

        In connection with issuing this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Certificate of Incorporation, Articles of Incorporation and By-Laws of the Registrants, (ii) resolutions of the Registrants with respect to the issuance of the Exchange Notes and the Guarantees, (iii) the Indenture, (iv) the Notation of Guaranty executed by the Guarantors, as contemplated by Section 10.03 of the Indenture and (v) the Registration Statement.

        For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Registrants and the due authorization, execution and delivery of all documents by the parties thereto other than the Registrants. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Registrants and others. In rendering the opinion below regarding the Guarantors other than Caribbean and Dawson, we have relied on the opinion of Edwards & Angell, LLP.

        Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) any laws except the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware case law decided thereunder and the federal laws of the United States.

        Based upon and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the holders thereof in exchange for the Old Notes, the Exchange Notes will be validly issued and binding obligations of the Issuer and the Guarantees will be validly issued and binding obligations of the Guarantors.

        We hereby consent to the filing of this opinion with the commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

        This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the States of New York or Delaware or the federal law of the United States be changed by legislative action, judicial decision or otherwise.

        This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,
/s/ Kirkland & Ellis LLP
Kirkland & Ellis LLP

Exhibit A

Fifty-Three Dredging Corporation, a New Jersey corporation

Great Lakes Dredge & Dock Company, a New Jersey corporation

North America Site Developers, Inc., a Massachusetts corporation

JDC Soil Management & Development Inc., a Massachusetts corporation

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Exhibit A